Exhibit 10.3

PRECEDENT AGREEMENT
FOR THE FIRM TRANSPORTATION OF NATURAL GAS

This PRECEDENT AGREEMENT for the Firm Transportation of Natural Gas ("Precedent Agreement") is made and entered into this 31st day of May, 2006, by and between EASTERN SHORE NATURAL GAS COMPANY, a Delaware corporation (“Eastern Shore”) and DELMARVA POWER & LIGHT COMPANY (“Shipper”), a Delaware corporation, sometimes jointly referred to herein as the (“Parties”) or singly as a (“Party”).

WITNESSETH:

WHEREAS, Eastern Shore is a natural gas company engaged in the transportation of natural gas in interstate commerce; and

WHEREAS, Eastern Shore proposes to develop, construct and operate new interstate pipeline facilities (the “Project”) to transport natural gas from an interconnection with the facilities of the Cove Point Liquefied Natural Gas (“LNG”) Plant located near Cove Point, Maryland to points on the Delmarva Peninsula where such facilities shall interconnect with the existing pipeline facilities of Eastern Shore; and

WHEREAS, Shipper is a Local Distribution Company connected to the natural gas pipeline facilities of Eastern Shore: and

WHEREAS, Eastern Shore and Shipper are Parties to existing firm transportation service agreements, and Shipper desires firm transportation service under Eastern Shore’s proposed Project for delivery of the quantities specified in Exhibit A hereto from the receipt point to the delivery points specified in Exhibit A hereto; and

WHEREAS, Eastern Shore is willing to endeavor to (1) seek the necessary governmental and regulatory authorizations, (2) construct the necessary facilities and (3) render the requested firm transportation service as described in this Precedent Agreement, subject to the terms and conditions set forth in this Precedent Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound, Eastern Shore and Shipper agree as follows:

1.
Subject to Eastern Shore’s ability to enter into binding Precedent Agreements with customers for an aggregate quantity of firm transportation service which, in Eastern Shore's sole judgment, would make the construction of additional pipeline and/or compression facilities economical, and subject to all other terms and conditions of this Precedent Agreement, Eastern Shore shall proceed with due diligence to obtain such governmental and regulatory authorizations or exemptions as Eastern Shore deems necessary to construct and operate the pipeline and/or compression facilities necessary to render the firm transportation service contemplated herein. Eastern Shore reserves the right to file and prosecute any and all applications for such authorizations, any supplements or amendments thereto, and, if necessary, any court review, in such a manner as it deems to be in its best interest.

2.
Shipper agrees to use its good faith efforts to cooperate with Eastern Shore in obtaining all authorizations necessary for Eastern Shore to construct and operate the requisite facilities and render the firm transportation service contemplated herein. In addition, Shipper shall file with the Federal Energy Regulatory Commission (“FERC”) in support of Eastern Shore’s application for the FERC authorizations; provided, however, that nothing herein shall prevent Shipper from protesting any regulatory filings that are inconsistent with the terms and conditions of this Precedent Agreement. If the FERC determines that information relating to Shipper’s markets, gas supply or upstream or downstream transportation or storage arrangements is required from Eastern Shore, Shipper shall provide Eastern Shore with such information in a timely manner to enable Eastern Shore to respond within the time required by the FERC. If Shipper identifies any such information as being commercially sensitive or confidential, Eastern Shore shall treat such information as privileged and confidential and shall request that the FERC treat such information as privileged and confidential and place such information in a non-public file.

3.
Subject to the terms and conditions of this Precedent Agreement, Shipper shall proceed with due diligence and in a timely fashion, to obtain such governmental and regulatory authorizations or exemptions as are necessary: (i) for Shipper to construct and operate any facilities necessary to enable Shipper to utilize the firm transportation service contemplated herein; and (ii) for the performance of its obligations as contemplated herein. Shipper reserves the right to file and prosecute any and all applications for such authorizations, any supplements or amendments thereto, and, if necessary, any court review, in such a manner as it deems to be in its best interest. Eastern Shore agrees to use best efforts to cooperate with Shipper in obtaining all authorizations necessary for Shipper to receive the firm transportation service contemplated herein. Shipper shall also, within sixty (60) days after execution of this Precedent Agreement, if requested by Eastern Shore, advise Eastern Shore in writing of: (a) any facilities which Shipper must construct, or cause to be constructed, in order for Shipper to utilize the firm transportation service contemplated in this Precedent Agreement; and (b) any necessary governmental and/or regulatory authorizations, approvals, certificates, and/or permits and/or exemptions associated with the facilities identified pursuant to (a) above. Shipper agrees to notify Eastern Shore promptly in writing when each of the required authorizations, approvals, and/or exemptions are received, obtained, rejected, or denied. Shipper may, in its reasonable discretion, determine whether each of the required authorizations has been granted in a manner acceptable to Shipper.

4.
Performance by Eastern Shore and Shipper of the duties and obligations assumed by each Party in Paragraphs 5, 6 and 7 of this Precedent Agreement is expressly made subject to the fulfillment of the following conditions precedent:

(a) the receipt by Eastern Shore, in form and substance acceptable to Eastern Shore in its sole discretion, of all certificates, permits, approvals and/or other authorizations contemplated herein from the FERC or other governmental authorities having jurisdiction, to construct and operate the necessary pipeline and/or compression facilities to provide the firm transportation service as contemplated herein;

(b) the receipt by Eastern Shore, no later than one hundred twenty (120) days following receipt of the last of the authorizations referred to in subparagraph (a) above, of a financial commitment or commitments from financial institutions, acceptable to Eastern Shore, to make the capital expenditures necessary to enable Eastern Shore to construct the facilities and to provide the transportation service contemplated herein;

(c) the receipt by Eastern Shore, no later than one hundred twenty (120) days following receipt of the last of the authorizations referred to in subparagraph (a) above, of the approval of its Board of Directors to make the capital expenditures necessary to enable Eastern Shore to construct the pipeline and/or compression facilities necessary to render the firm transportation service contemplated herein; and

(d) the receipt by Shipper, in form and substance acceptable to Shipper in its reasonable discretion, of all certificates, permits and other authorizations from all governmental and regulatory authorities having competent jurisdiction as are necessary for Shipper: (i) to construct and operate any facilities necessary to enable Shipper to utilize the firm transportation service contemplated herein; and (ii) to perform its obligations as contemplated herein.

The governmental and regulatory approvals required by this Precedent Agreement, as duly granted by the FERC and/or any other governmental agencies or authorities having jurisdiction, shall be final and non-appealable; provided, however, that the Parties may by written agreement waive the condition that such approvals be final and non-appealable.

5.
Within thirty (30) days after satisfaction or mutual waiver of the conditions precedent set forth in Paragraph 4, Eastern Shore and Shipper shall enter into the necessary agreements to extend the term of each service agreement listed on Exhibit C, which is attached hereto and incorporated herein, for the periods specified on Exhibit C.

6.
Within thirty (30) days after satisfaction or mutual waiver of the conditions precedent set forth in Paragraph 4, Eastern Shore and Shipper shall enter into a firm transportation service agreement under: (i) Eastern Shore’s Part 284 Firm Transportation Service FT Rate Schedule, as such may be amended or revised from time to time, or (ii) such other new rate schedule as the FERC may require as a condition to the issuance of authorizations required to provide the service contemplated herein, as such rate schedule may be amended or revised from time to time. Such firm transportation service agreement shall specify Shipper’s Maximum Daily Transportation Quantity (“MDTQ”) of thirty thousand (30,000) dekatherms (“dts”) per day and a primary term of service of twenty (20) years, as detailed on Exhibit A, which is attached hereto and incorporated herein. Eastern Shore shall provide such firm transportation service to Shipper at negotiated reservation and commodity rates, as set forth in Exhibit B, which is attached hereto and incorporated herein.

7.
Upon satisfaction or mutual waiver of the conditions precedent set forth in Paragraph 4 herein, and after execution of the firm transportation service agreement as provided in Paragraph 6 and the contract extensions contemplated in Paragraph 5 herein, Eastern Shore shall proceed with due diligence to construct the authorized pipeline and/or compression facilities necessary to implement the firm transportation service contemplated herein. If, after proceeding with due diligence, Eastern Shore is unable to provide such firm transportation service for Shipper by the Service Commencement Date specified in Exhibit A, Eastern Shore shall continue to proceed with due diligence to complete arrangements for such service, and commence the firm transportation service for Shipper at the earliest practicable date thereafter. Subject to the provisions of Paragraph 8, Eastern Shore shall not be liable, nor shall this Precedent Agreement or the firm transportation service agreement be subject to cancellation if, despite its exercise of due diligence, Eastern Shore is unable to complete the construction of such pipeline and/or compression facilities and commence the firm transportation services contemplated herein by the Service Commencement Date specified in Exhibit A. Eastern Shore agrees to provide Shipper advance written notice of its best estimate of any revisions to the in-service date.

8.	This Precedent Agreement shall terminate upon execution of the firm transportation service agreement contemplated in Paragraph 6 above; provided, however, that:

(a) if Eastern Shore has not filed with FERC its certificate application for authorization to construct the Project within twenty-four (24) months after the execution of this Precedent Agreement, either Party may, at its option, terminate this Precedent Agreement by giving twenty (20) days prior written notice of its intention to terminate, without recourse by the other Party; or

(b) if the condition(s) precedent in Paragraph 4 above and the agreements to extend the contracts listed in Exhibit C have not been satisfied or waived by written agreement of the Parties within twenty-four (24) months after the FERC formally accepts Eastern Shore’s certificate application filing and institutes a decisional proceeding, either Party may thereafter, at its option, terminate this Precedent Agreement, without recourse by the other Party, and Eastern Shore, at its option, may withdraw its certificate application , without recourse by Shipper, in either case by giving twenty (20) days prior written notice of its intention to terminate; or

(c) if Eastern Shore has not commenced the firm transportation service within twenty-four (24) months of the Service Commencement Date as specified in Exhibit A, either Party thereafter may, at its option, terminate this Precedent Agreement and/or the firm transportation service agreement executed pursuant to Paragraph 6 above, by giving twenty (20) days prior written notice of its intention to terminate, without recourse by the other Party.

In the event of termination pursuant to subparagraph (c) above, (i) Eastern Shore shall request FERC approval to abandon any certificate authorizations previously granted to provide the service contemplated herein, which request Shipper shall fully support, and (ii) the Parties’ obligations under this Paragraph 8 shall survive the expiration and/or termination of this Precedent Agreement and shall bind the Parties and any and all of their respective successors and assigns.

9.
Pursuant to the terms of the letter agreement attached hereto as Exhibit D and incorporated herein, Shipper agrees to support recovery by Eastern Shore of certain Project development costs, as defined in Exhibit D, which is attached hereto and incorporated herein. Notwithstanding any other provision of this Precedent Agreement to the contrary, the Parties’ obligations under this Paragraph 9 and Exhibit D shall survive the expiration and/or termination of this Precedent Agreement and shall bind the Parties and any and all of their respective successors and assigns.

10.
Any company, which shall succeed by purchase, merger, or consolidation of title to properties, substantially or in their entirety, of Eastern Shore or Shipper, as the case may be, shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this Precedent Agreement. Any Party may, without relieving itself of its obligations under this Precedent Agreement, assign any of its rights hereunder to a company or companies with which it is affiliated but otherwise no assignment of this Precedent Agreement or any of the rights or obligations hereunder shall be made unless there first shall have been obtained the consent thereto in writing by the other Party.

11.
Eastern Shore may terminate this Precedent Agreement if, at any time, Shipper fails to comply with the creditworthiness requirements as set forth in Sections 11 and 19 of the General Terms & Conditions of Eastern Shore’s FERC Gas Tariff.

12.	No modification of this Precedent Agreement shall be made except by the execution of a written amendment to this Precedent Agreement.

13.	The interpretation and performance of this Precedent Agreement shall be in accordance with the laws of the State of Delaware, without recourse to the law governing the conflict of laws.

14.
Except as herein otherwise provided, any notice, or correspondence provided for in this Precedent Agreement, or any notice which either Party may desire to give to the other, shall be in writing and deemed to have been effectively given upon the third day following the day when same, properly addressed and postpaid, has been placed in the United States mail.

Routine communications shall be considered as duly delivered when mailed by registered, certified, or ordinary mail.

It is expressly understood and agreed, however, that any communications referred to hereunder may first be delivered by electronic means and shall be delivered as soon as practicable thereafter by registered, certified or ordinary mail to:

Eastern Shore Natural Gas Company
Ronald A. Craig
Contract & Billing Administrator
417 Bank Lane
Dover, DE 19904
Phone: (302) 734 - 6710 extension 6753
Fax: (302) 734 - 6745
Email: rcraig@chpk.com

Delmarva Power & Light Company
W. Thomas Bacon, Jr.
Director, Gas Supply Planning P.O. Box 6066
Newark, DE 19714
Phone: (302) 451-5019
Fax: (302) 451-5264
Email: tom.bacon@conectiv.com

IN WITNESS WHEREOF, the Parties hereto have caused this Precedent Agreement to be duly executed in several counterparts by their proper officers thereunto duly authorized as of the day and year first above written.

EASTERN SHORE NATURAL GAS COMPANY

/s/ Elaine B. Bittner
Elaine B. Bittner
Vice President

DELMARVA POWER & LIGHT COMPANY

/s/ Charles R. Dickerson
Charles R. Dickerson
Vice President

EXHIBIT A

FIRM TRANSPORTATION SERVICE REQUESTED BY SHIPPER

Exhibit To The Precedent Agreement

Between

Eastern Shore Natural Gas Company

And

Delmarva Power & Light Company

Dated

May 31, 2006

Commencement Date	Maximum Daily Transportation Quantity	Primary Receipt Point	Primary Delivery Point	Termination Date
November 1, 2009*	30,000 dt	Cove Point, MD	DPA 1 - 15,975 DPA 3 - 7,885 DPA 4 - 6,140	October 31, 2029**

* Or upon such later date that facilities required to provide firm transportation service are placed in service. In addition, Shipper shall have a one-time option to defer the desired commencement date of the transportation service to either November 1, 2010, or November 1, 2011, which option shall expire on March 31, 2007. In the event Shipper elects to defer the commencement date, it must deliver such notice to Eastern Shore in writing no later than March 31, 2007. Shipper understands and acknowledges that Eastern Shore shall make this one-time option available to each shipper participating in the Project. Shipper agrees that if it, or any other shipper participating in the Project, elects to defer the commencement date of its transportation service on the Project, then Eastern Shore, at its sole discretion, may elect to defer the service commencement date for all shippers participating in the Project to the later of the commencement dates requested, provided that Eastern Shore notifies Shipper of Eastern Shore’s election no later than May 31, 2007.

** The later of October 31, 2029 or twenty (20) years from the Commencement Date.

EXHIBIT B

NEGOTIATED RATES

Exhibit To The Precedent Agreement

Between

Eastern Shore Natural Gas Company

And

Delmarva Power & Light Company

Dated

May 31, 2006

Eastern Shore Natural Gas Company and Delmarva Power & Light Company mutually agree to the following rates for the firm transportation service contemplated herein:

Negotiated Reservation Rate

The initial Negotiated Reservation Rate shall be $30.40 per dt applicable to the first 20,000 dts (Block One) of Delmarva’s total MDTQ of 30,000 dts contemplated in Exhibit A. Such initial Negotiated Reservation Rate is based on Eastern Shore’s current estimate of the capital investment of approximately $93 million required to complete the Project. Eastern Shore shall revise the initial Negotiated Reservation Rate applicable to Block One pursuant to the Reservation Rate Formula below to reflect the actual capital investment required to complete the Project. Delmarva shall pay the Negotiated Reservation Rate, as adjusted to reflect the actual capital investment, subject to the Maximum Negotiated Reservation Rate limitations below. In the event the revised Negotiated Reservation Rate is higher than the initial Negotiated Reservation Rate, Delmarva shall pay the initial Negotiated Reservation Rate until such time as Eastern Shore revises the Negotiated Reservation Rate, and Delmarva shall pay the difference between the initial and Revised Negotiated Reservation Rate for the period from the Commencement Date to the date Eastern Shore revises the Negotiated Reservation Rate, without interest. In the event the revised Negotiated Reservation Rate is lower than the initial Negotiated Reservation Rate, Delmarva shall pay the initial Negotiated Reservation Rate until such time as Eastern Shore revises the Negotiated Reservation Rate, and Eastern Shore shall refund the difference between the initial and revised Negotiated Reservation Rate for the period from the Commencement Date to the date Eastern Shore revises the Negotiated Reservation Rate, without interest.

The Negotiated Reservation Rate applicable to the remaining 10,000 dts (Block Two) of Delmarva’s total MDTQ of 30,000 dts contemplated in Exhibit A, shall be fixed at $7.50 per dt.

Reservation Rate Formula

Block One Negotiated Reservation Rate = $30.40 + (Cost - $93,000,000)
          2,700,000
Where,

Block One Negotiated Reservation Rate = the negotiated reservation rate to be applied to the first 20,000 dts of Delmarva’s total MDTQ of 30,000 dt and

Cost = Actual Capital Cost of the Project.

Maximum Negotiated Reservation Rate

Unless otherwise agreed to in writing by both Parties, Shipper’s Negotiated Reservation Rate applicable to Block One (first 20,000 dt of total 30,000 dts MDTQ) shall not exceed $35.90 per dt, and Shipper’s Negotiated Reservation Rate applicable to Block Two (remaining 10,000 dts of total 30,000 dts MDTQ) shall not exceed $7.50 per dt.

Negotiated Commodity Rate

Delmarva shall pay a negotiated commodity rate of $0.00 (zero) per dt for both Block One and Block Two quantities transported. Applicable commodity surcharges under Eastern Shore’s FERC Gas Tariff, if any, shall be paid by Delmarva.

Fuel

Eastern Shore’s system-wide Fuel Retention Percentage (FRP), as determined and adjusted pursuant to Section 31 of the General Terms and Conditions of Eastern Shore’s FERC Gas Tariff, shall also be assessed.

EXHIBIT C

SERVICE AGREEMENT EXTENSIONS

Exhibit to the

Precedent Agreement

Between

Eastern Shore Natural Gas Company

And

Delmarva Power & Light Company

Dated

May 31, 2006

Listing of Service Agreements to be Extended Pursuant to Paragraph 5 herein:

Contract No.	MTDQ	Termination Date	Extension Date
010005	1,139	March 31, 2010	March 31, 2015
010038	3,085	November 30, 2009	November 30, 2014
010040	1,200	October 31, 2010	October 31, 2015
010043	10,000	October 31, 2011	October 31, 2016
010046	3,000	October 31, 2012	October 31, 2017
010055	3,000	October 31, 2015	October 31, 2020
040001	776	October 31, 2005	October 31, 2010

EXHIBIT D

PRE-CERTIFICATION COST RECOVERY

Exhibit to the

Precedent Agreement

Between

Eastern Shore Natural Gas Company

And

Delmarva Power & Light Company

Dated

April 1, 2006

[Eastern Shore Natural Gas Logo]

April 1, 2006

Mr. Charles R. Dickerson
Vice President, Gas Delivery
Delmarva Power & Light Company
630 Martin Luther King Jr. Blvd.
Wilmington, Delaware 19899

Re: Cove Point Project Pre-Certification Cost Recovery

Dear Mr. Dickerson:

As you know, Delmarva Power & Light Company (“Delmarva”) and Eastern Shore Natural Gas Company (“Eastern Shore”) are negotiating a Precedent Agreement for the Firm Transportation of Natural Gas (“Precedent Agreement”) that sets forth the parties’ respective rights and obligations in connection with the firm transportation service that would be provided by the Cove Point Project, all as more fully stated therein. Delmarva requested and Eastern Shore has agreed to modify the Precedent Agreement to allow Delmarva to begin receiving service contemplated in the Cove Point Project no later than November 1, 2011. However, the parties agree that Eastern Shore should continue to proceed with its project activities, particularly those related to the Federal Energy Regulatory Commission’s (“FERC”) pre-filing NEPA and Certificate Application process.

The purpose of this Letter Agreement is to state the parties’ agreement regarding Delmarva’s support for Eastern Shore’s recovery of outside professional service costs in the event that the project is terminated prior to completion of construction. The parties’ agreement includes those costs incurred (i) as of the date of this Letter Agreement and (ii) between the date of this Letter Agreement and the date of the Final Certificate Order by FERC authorizing the Cove Point Project or the date in which the project is terminated, and includes those costs incurred for engineering, communications, governmental relations, economics, environmental, regulatory, and legal services (collectively, “Pre-Certification Costs”).

Mr. Charles R. Dickerson
April 1, 2006

If the parties are unable to agree upon the terms of the Precedent Agreement by June 1, 2006, the parties agree that this Letter Agreement shall be null, void, and of no effect. The parties agree to negotiate diligently and in good faith toward the execution of the Precedent Agreement by that date. Furthermore, if the Cove Point Project proceeds to completion, this Letter Agreement shall be null and void, and of no effect.

It is the expectation of the parties that the cost recovery contemplated herein will be part of a settlement agreement or similar document that would be subject to FERC approval. The parties agree that Delmarva will support, in FERC proceedings initiated by Eastern Shore following the execution of this Letter Agreement and the Precedent Agreement, rates to be charged under firm transportation service agreements of all shippers who have executed a Cove Point Project Precedent Agreement with Eastern Shore that reflect a return of and return on each shipper’s proportionate share of such Pre-Certification Costs incurred by Eastern Shore in the event that the Cove Point Project is not completed.

Prior to filing the settlement agreement or similar document contemplated herein, Eastern Shore will use its best efforts to obtain support for or non-opposition of the settlement agreement or similar document reflecting such cost recovery from all of Eastern Shore’s firm transportation customers. Such rates will reflect amortization of Delmarva’s proportionate share of the Pre-Certification Costs over a period of no less than 20 years. Delmarva’s proportionate share is computed by taking its firm transportation nomination contained in the executed Precedent Agreement divided by the sum of the firm transportation nominations contained in all executed Cove Point Precedent Agreements up to a total level of Pre-Certification Costs equal to $3 million. For Pre-Certification Costs in excess of $3 million, Delmarva’s proportionate share is computed by dividing one (1) by the sum of all the shippers who have executed Cove Point Precedent Agreements plus Eastern Shore 1. Unless a change is agreed to in writing by both parties, Delmarva’s total Pre-Certification Cost obligation shall in no event exceed $2.0 million.

_______________
1 For example, once total Pre-Certification Costs exceed $3,000,000, with a total of two (2) shippers (Delmarva and Chesapeake Utilities), Delmarva’s proportionate share would equal one (1) divided by three (3), or thirty-three and one-third (33 1/3) percent.

Mr. Charles R. Dickerson
April 1, 2006

Cove Point Project Pre-Certification Costs will be accounted for in accordance with the FERC's Uniform System of Accounts.

Eastern Shore shall provide to Delmarva detailed quarterly reports no later than forty five days (45) days after the end of each quarter, on the types and amounts of Pre-Certification Costs it incurred during the quarter and on the types and amounts of Pre-Certification Costs it expects to expend in the upcoming quarter in furtherance of the Cove Point Project. At Delmarva’s request, Eastern Shore agrees to meet and discuss such quarterly reports. Eastern Shore shall also provide to Delmarva in a timely fashion copies of final reports and recommendations that Eastern Shore receives from its consultants and from parties involved in the FERC pre-filing NEPA and Certificate Application proceedings regarding Cove Point Project activities. In addition, at the following key stepping points in the project, Delmarva and Eastern Shore shall meet to discuss the progress of the project: (1) at the conclusion of FERC sponsored NEPA scoping meetings, (2) immediately after Eastern Shore files its formal certificate application with FERC and (3) upon issuance of FERC’s Preliminary Draft Environmental Impact Statement (“EIS”).

After the Certificate Application for the Cove Point project is filed with the FERC or at such time as the cumulative Pre-Certification Costs for such project exceed a total of $2,000,000, Eastern Shore shall provide information to Delmarva regarding the reason(s) for procurement(s) prior to executing any contract or purchase order for Project development goods or services for an amount in excess of $150,000. Delmarva shall have three (3) business days within which to request clarification regarding such information. No such clarification shall delay or otherwise interfere with either Party's rights and obligations under the Precedent Agreement or interfere with activities undertaken in accordance with the Precedent Agreement to advance the project. Notwithstanding the above, Delmarva can request a meeting with Eastern Shore at any time during the project to discuss the progress of the project.

By the review process set forth in this Letter Agreement, Delmarva is not assuming any responsibility or liability with respect to the accounting procedures used by Eastern Shore or any oversight related to the pre-construction or construction of the Cove Point Project.

Mr. Charles R. Dickerson
April 1, 2006

If this letter accurately reflects Delmarva’s understanding and is acceptable, please so indicate by signing in the space provided.

EASTERN SHORE NATURAL
GAS COMPANY

By: /s/ Elaine B. Bittner

Elaine B. Bittner
Vice-President

AGREED AND ACCEPTED:
DELMARVA POWER & LIGHT COMPANY

By: /s/ Charles R. Dickerson

Charles R. Dickerson
Vice President